UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2022

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Skokie Boulevard, Suite 340 Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 562-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CRXT	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

Armistice Waiver

On April 24, 2022, Clarus Therapeutics Holdings, Inc. (“Clarus”) agreed to issue to Armistice Capital Master Fund Ltd. (“Armistice”), a beneficial owner of more than 5% of its common stock and an institutional accredited investor, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 as amended, concurrent with the closing of its proposed public offering, 5-year warrants to acquire an aggregate 1,300,000 shares of its common stock at an initial exercise price of $1.80 per share. Clarus agreed to issue the warrants to Armistice in connection with its waiver of the prohibition on “Variable Rate Transactions” provided in the Securities Purchase Agreement dated December 3, 2021 that would otherwise have restricted Clarus’ ability to issue the Class A warrants in the underwritten public offering with the anti-dilution price protection terms provided therein. Accordingly, on April 27, 2022, concurrent with the closing of the underwritten public offering, Clarus issued the warrants to Armistice.

The exercise price of the Armistice private placement warrants is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock, as well as certain issuances of equity securities at an effective price per share lower than the then applicable exercise price per share. The warrants also require Clarus to file a registration statement to register for resale the shares issuable upon exercise of these private placement warrants.

Underwritten Public Offering

On April 25, 2022, Clarus entered into an Underwriting Agreement (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Clarus agreed to sell in an underwritten public offering an aggregate of 27,270,720 Units comprised of (i) (a) 26,680,720 shares of its common stock, par value $0.0001 per share or (b) 590,000 pre-funded warrants to purchase shares of its common stock at $0.001 per share and (iii) accompanying Class A common stock purchase warrants to purchase up to an aggregate 27,270,720 shares of its common stock at an exercise price of $1.10 per share at a combined public offering price per Unit of $1.10 (or $1.10 (less) $.001 per pre-funded warrant Unit), for aggregate gross proceeds of approximately $30.0 million, prior to underwriting discounts and commissions and estimated offering expenses. Clarus offered the securities pursuant to a registration statement on Form S-1 (SEC File No. 333-264231), as initially filed April 11, 2022, as subsequently amended, and declared effective by the Securities and Exchange Commission (“SEC”) on April 25, 2022, as well as an automatically effective registration statement on Form S-1 (SEC Filed No. 333-264465) filed with the SEC pursuant to Rule 462(b) on April 25, 2022.

The closing of the offering pursuant to the Underwriting Agreement occurred on April 27, 2022, and was subject to satisfaction of customary closing conditions set forth in the Underwriting Agreement.

At the closing of the offering, on April 27, 2022, Clarus entered into a Warrant Agency Agreement with Continental Stock Transfer & Trust, LLC as warrant agent for the pre-funded warrants and the Class A common stock purchase warrants.

The foregoing summaries of the Armistice private placement warrants, the Underwriting Agreement, Warrant Agency Agreement, forms of pre-funded warrants and Class A warrants are not complete and the descriptions are qualified in their entirety by reference to the full text of the Armistice warrants, the Underwriting Agreement, the Warrant Agency Agreement and the forms of pre-funded warrant and Class A warrant, copies of which are filed as Exhibits 10.1, 1.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures related to the issuance of the Armistice private placement warrants contained in Item 1.01 to the extent applicable are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated April 25, 2022

10.1	Armistice warrant dated April 27, 2022

10.2	Warrant Agency Agreement between Clarus Therapeutics Holdings, Inc. and Continental Stock Transfer & Trust Co. LLC dated April 27, 2022

10.3	Form of Pre-Funded

10.4	Form of Class A warrant

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2022	CLARUS THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Robert E. Dudley
	Name:	Robert E. Dudley
	Title:	Chief Executive Officer